(BW)(BUFFETS-HOLDINGS) Buffets Holdings, Inc. Announces Offering of Senior Discount Notes

EAGAN, Minn. — (BUSINESS WIRE)—May 12, 2004 — Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), announced today that it has priced an offering of its 13 7/8% senior discount notes due 2010 in a Rule 144A offering. The gross proceeds from the offering are expected to be approximately $75 million.

Buffets Holdings intends to use the cash proceeds from the offering of the senior discount notes to redeem Buffets Holdings’ series B junior subordinated notes due 2011, make a distribution to stockholders and pay transaction fees and expenses. The offering of senior discount notes is expected to close during May 2004.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

As of the end of its most recent fiscal quarter on April 7, 2004, Buffets operated 361 restaurants in 35 states, comprised of 353 buffet restaurants and eight Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchised 20 buffet restaurants in seven states.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions and negative publicity, the impact of competition, the seasonality of Buffets’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets’ Form 10-K filed with the Securities and Exchange Commission on September 30, 2003. The statements in this release reflect Buffets Holdings’ and Buffets’ current beliefs and are based upon information currently available to them. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACTS: Buffets Holdings, Inc. and Buffets, Inc.
Eagan, Minnesota
R. Michael Andrews, Jr., 651-365-2626
or
Don Van der Wiel, 651-365-2789